Exhibit 99.2

From time to time, Gray Television, Inc. (the “Company”) supplements its financial results prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) by disclosing certain non-GAAP financial measures, including operating cash flow (as defined in the Company’s credit facility (“operating cash flow”) and free cash flow. Management believes that operating cash flow and free cash flow are useful to investors and other users of the Company’s financial information because management regularly reviews operating cash flow and free cash flow as important indicators of how much cash is generated by normal business operations. Operating cash flow is defined as net income (loss) plus depreciation and amortization (including amortization of program broadcast rights), impairment of goodwill and broadcast licenses, loss on disposal of assets, loss on early extinguishment of debt, income tax expense, miscellaneous expense, interest expense, expense of common stock contributed to the Company’s 401(k) plan network expense per network affiliation agreement, pension expense and other, less gain on disposal of assets, payment for program broadcast rights, network compensation revenue, network compensation per network affiliation agreement, contributions to pension plans, miscellaneous income, income tax benefit and other. Interest expense, payment of federal and state income taxes and purchases of property and equipment are deducted and amortization of deferred loan costs, the discount on the Company’s 10 1/2% senior secured second lien notes due 2015 (the “Notes”), proceeds from asset sales and the receipt of federal and state income tax refunds are added to operating cash flow to calculate free cash flow.

These non-GAAP terms are not defined in GAAP and the Company’s definitions may differ from, and therefore not be comparable to, similarly titled measures used by other companies, thereby limiting their usefulness. Such terms are used by management in addition to and in conjunction with results presented in accordance with GAAP and should be considered as supplements to, and not as substitutes for, net income and cash flows reported in accordance with GAAP.

Gray Television, Inc.

Reconciliation of Net Income (Loss) to Free Cash Flow

	Year Ended December 31,
	2011	2010	2009	2008	2007
Net income (loss)	$9,035	$23,163	$(23,047)	$ (202,016)	$ (23,151)
Adjustments to reconcile to Broadcast Cash Flow Less
Cash Corporate Expenses:
Depreciation	26,183	30,630	32,595	34,561	38,558
Amortization of intangible assets	125	479	577	792	825
Amortization of non-cash stock based compensation	136	332	1,388	1,450	1,248
Impairment of goodwill and broadcast licenses	-	-	-	338,681	-
Gain on disposals of assets, net	(2,894)	(1,909)	(7,628)	(1,632)	(248)
Miscellaneous (income) expense, net	(3)	(44)	(54)	53	(972)
Interest expense	61,777	70,045	69,088	54,079	67,189
Loss on early extinguishment of debt	-	349	8,352	-	22,853
Income tax expense (benefit)	4,539	13,447	(11,260)	(111,011)	(12,543)
Amortization of program broadcast rights	13,484	15,410	15,130	16,070	15,194
Common stock contributed to 401(k) plan excluding corporate 401(k) plan contributions	29	30	(19)	1,641	2,150
Network compensation revenue recognized	(698)	(562)	(653)	(752)	(768)
Network compensation per network affiliation agreement	(240)	(196)	30	121	301
Payments for program broadcast rights	(15,915)	(15,473)	(15,287)	(13,968)	(14,101)

Broadcast Cash Flow Less Cash Corporate Expenses	95,558	135,701	69,212	118,069	96,535
Adjustments to reconcile to Operating Cash Flow as defined in our senior credit facility:
Pension expense	5,120	4,892	5,200	3,157	3,174
Contributions to pension plans	(3,109)	(4,423)	(3,487)	(2,891)	(3,055)
Other	(577)	(52)	398	556	1,864

Operating Cash Flow as defined in our senior credit facility	96,992	136,118	71,323	118,891	98,518
Adjustments to reconcile to Free Cash Flow:
Interest expense	(61,777)	(70,045)	(69,088)	(54,079)	(67,189)
Amortization of deferred loan costs	2,943	2,051	329	475	967
Amortization of discount on our Notes	1,353	902	-	-	-
Purchases of property and equipment	(24,274)	(19,395)	(17,756)	(16,289)	(24,834)
Proceeds from asset sales	3,324	284	104	703	290
Federal and state cash taxes (paid) or refunds received, net	(465)	88	(97)	(225)	24

Free Cash Flow	$18,096	$50,003	$ (15,185)	$49,476	$7,776